   As filed with the Securities and Exchange Commission on December 17, 1998
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                INTELLICORP, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                          94-2756073
  -------------------------------                        -----------------------
  (State or other jurisdiction of                           (I.R.S. employer
  incorporation or organization)                         identification number)

   1975 EL CAMINO REAL WEST, SUITE 101, MOUNTAIN VIEW, CALIFORNIA 94040-2216,
                                 (650) 965-5500
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                         -------------------------------

                                 KENNETH H. HAAS
                       1975 EL CAMINO REAL WEST, SUITE 101
                      MOUNTAIN VIEW, CALIFORNIA 94040-2216
                                 (650) 965-5500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -------------------------------

                                   Copies to:
                                RICHARD A. PEERS
                        HELLER, EHRMAN, WHITE & MCAULIFFE
                              525 UNIVERSITY AVENUE
                        PALO ALTO, CALIFORNIA 94301-1908
                            TELEPHONE: (650) 324-7000
                            FACSIMILE: (650) 324-0638

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE      AGGREGATE PRICE        AGGREGATE       REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED        PER SECURITY       OFFERING PRICE          FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.001      1,000,000          $1.28(1)          $1,280,000(1)       $356.00
=========================================================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported of the Registrant's Common Stock on the Nasdaq Stock Market on December 15, 1998

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE ARE NOT ALLOWED TO SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS  (Subject to Completion)  Dated December 17, 1998


                                INTELLICORP, INC.

                        1,000,000 SHARES OF COMMON STOCK.

                                  -------------

        These shares may be offered and sold from time to time by the security holders of the company identified in this Prospectus. See "Selling Stockholders". The selling security holders acquired 1,000,000 of the shares in connection with the Company's acquisition of certain business assets from the selling security holders pursuant to an Asset Purchase Agreement dated January 23, 1998. The selling security holders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

        On December 14, 1998, IntelliCorp had 15,217,869 shares of its common stock issued and outstanding. Our Common Stock trades on the Nasdaq Stock Market under the symbol "INAI." On December 11, 1998, the closing price for the Common Stock on the Nasdaq Stock Market was $1.25 per share.

                                  ------------

        Beginning on page 5, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                                  ------------

        The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                The date of this Prospectus is December 17, 1998

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of IntelliCorp, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

        In this prospectus, the "company," the "Registrant," "IntelliCorp, Inc.," "we," "us," and "our" refer to IntelliCorp, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including IntelliCorp, Inc.) may be found.

        This prospectus is part of a registration statement that we filed with the SEC (Registration No. ______). The registration statement contains more information than this prospectus regarding IntelliCorp, Inc. and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

               SEC Filing
           (File No. ________                         Period/Filing Date
           ------------------                         ------------------
          Annual Report on Form 10-KSB            Year ended June 30, 1998
          Quarterly Reports on Form10-QSB         Quarter ended September 30, 1998
          Registration Statement on Form 8-A      Filed on October 7, 1983
          describing the common stock

You may request a copy of these documents, at no cost, by writing to:

                    IntelliCorp, Inc.
                    1975 El Camino Real West, Suite 101
                    Mountain View, California  94040-2216
                    Attention:  Kenneth A. Czaja, Chief Financial Officer
                    Telephone:   (650) 965-5500.

                              ---------------------

                           FORWARD-LOOKING INFORMATION

        Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A number of risks and uncertainties, including those discussed under the caption "Risk Factors" below and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                ABOUT THE COMPANY

        The Company develops, markets and supports live business modeling products for implementing, configuring and integrating packaged applications, and for continuously engineering the enterprise. IntelliCorp has used its expertise in business process modeling, object technology and knowledge-based systems to create products and services for organizations to gain greater benefit from their purchased packaged applications.

                                  RISK FACTORS

        You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our securities. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make in this prospectus.

RISKS RELATING TO MARKET ACCEPTANCE

        The market for our products is new and evolving, and its growth depends upon broader market acceptance of modeling technology, including object-oriented technology. Modeling technologies represent fundamental shifts in analysis, design and programming methodologies. They require substantial investment in the retraining of programmers and business analysts, which can be expensive and can reduce the productivity of programmers and analysts during the training period. As a result, organizations may choose not to make the investment required to use modeling techniques in planning their operations and for the enhancement of their businesses or their clients' businesses.

        Even if modeling technology gains broader market acceptance, our ModelWorks family and software development tools may not be accepted for implementation of object-oriented and modeling technology. The ModelWorks products are relatively new products with limited market acceptance. In the case of the product market for LiveModel: SAP R/3 Edition, it is unclear if:

- this product's modeling approach will be accepted as a solution to customers' SAP implementation problems, or

- if the product will be used by customers who have previously installed SAP's R/3 software.

        In addition, even if these products gain broader market acceptance, a number of other vendors offer competing products. There are also a number of other approaches to business and application modeling. See "Risks Relating to Competition" below.

        We have refocused our efforts on the SAP market and, in June 1996,
LiveModel: SAP R/3 Edition was commercially released to address the need for a modeling tool to assist companies who are implementing SAP's R/3 system. As a result of refocusing a substantial portion of our business on the SAP market, increased acceptance of our software products will depend on continued market acceptance of SAP's R/3 system. In addition, sales of our SAP R/3 based products will depend on the acceptance and use by consulting firms and others who assist their customers to implement the complex R/3 system.

        We may not be successful in achieving and sustaining partnerships with third party packaged system vendors or with strategic consulting firms. SAP has formed strategic alliances with other companies to develop R/3 modeling/implementation software packages and SAP itself offers products that include a subset of the capabilities of our products. While we believe that
LiveModel: SAP R/3 Edition offers advantages over competing products in this market, we may not be successful in refocusing our business in the SAP R/3 market. Also, our products may not be able to successfully compete with others in this market. These events could have a material adverse effect on the company.

        Our fiscal 1999 sales expectations anticipate a predominant portion of revenues will come from sales of and consulting services related to LiveModel:
SAP R/3 Edition and LiveInterface. Factors which could impact the level of revenues generated from LiveModel: SAP R/3 Edition and LiveInterface include, but are not limited to:

-    the timing and level of market acceptance of the product,

-    the timing of market introduction of competing products,

- the timely and successful introduction of new technology enhancements and follow-up products,

-    the success of providing consulting services, and

-    the success of sales efforts with strategic partners.

        We have attempted to focus our PowerModel business on the concurrent engineering market for manufacturing and design. However, several risks still exist:

-    customers may not accept our product solutions,

-    we may not have the necessary expertise for this market,

-    we may not obtain the right business partnerships.

        In fact, the revenue related to the PowerModel business declined in fiscal 1998 compared to the prior year.

RISKS RELATING TO RAPID TECHNOLOGICAL CHANGE

        The market for our products is characterized by:

-    ongoing technological developments,

-    evolving industry standards,

-    rapid changes in customer requirements and increasing customer demands.

        As a result, our success depends upon our ability to continue to:

-    enhance our existing products,

- develop and introduce in a timely manner new products that take advantage of technological advances, and

-    respond to new customer requirements and demands.

        To the extent one or more of our competitors introduce products that fully address customer requirements, our business could be adversely affected. We may not be successful in developing and marketing enhancements to our existing products or new products incorporating new technology on a timely basis. Also, our new products may not adequately address the changing needs of the marketplace. If we are unable to develop and introduce new products, or enhance existing products, in a timely manner in response to changing market conditions or customer requirements or demands, our business and results of operations will be materially and adversely affected.

        With the introduction of LiveModel: SAP R/3 Edition, we have shifted our emphasis from UNIX systems to Windows and other Microsoft operating systems. This shift from UNIX to Windows may not be successful.

        LiveInterface is written in the SAP ABAP programming language. SAP may discontinue or dramatically change the specifications to this language. The competition for expert Windows and ABAP programmers is highly competitive. In addition, customer requirements and technology for the applications integration market is evolving very rapidly. New, follow-on technology and products will be necessary to remain competitive.

        We also rely on licenses from third parties, such as POET, SAP and ProUBIS for some of its technology and product functionality. These licensed technologies may not be maintained and/or enhanced by their owners such that they can continue to provide the necessary functionality for our products.

        Although we have a number of ongoing development projects, the following risks still exist:

-    development may not be completed successfully or on time,

- projects may not include the features required to achieve market acceptance,

- enhancements to the product may not keep pace with broadening market requirements.

        From time to time we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing products. Such announcements of currently planned or other new products may cause customers to defer purchasing our existing products. In the past we experienced delays in software development, and we may experience further delays in connection with our current product development or future development activities. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on our results of operations. Software products as complex as those offered by us may contain undetected errors when first introduced or as new versions are released. Such errors may be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. We have no insurance for this risk.

        We may consider, from time to time, purchasing technology from third parties. However, we may not be able to purchase new technology. Further, if we do acquire new technology, it may also have an adverse impact on our business.

RISKS RELATING ON DEPENDENCE UPON SAP

        We entered into a software license and development agreement with SAP in August 1997. Under this agreement, which includes an extension of the previous development agreement between the companies, we are required to develop viewing and configuration technology for SAP's software. This new agreement also provides a license to SAP for this viewing and configuration technology. SAP has released the viewing technology to its users, and is using LiveModel: SAP R/3 Edition as the authoring environment for the R/3 Reference Model and Industry-Solution (IS) specific models.

        In addition, while we will continue to sell LiveModel: SAP R/3 Edition through direct sales and distribution channels, at some point, SAP will begin selling some level of functionality of our LiveModel: SAP R/3 Edition from their price list through the SAP sales force. SAP will pay us a royalty on such sales. These actions may affect our own product sales and have a negative effect on our future revenue stream.

        Finally, the agreement gives SAP certain future options to license components in addition to the viewing and configuration technology from us for a price to be negotiated. If SAP elected the option, there may be an additional unfavorable impact on our own future product sales, or we may not be able to develop and market alternative products successfully in time to replace any potential lost revenues.

        In addition, some of the revenue from this license and development agreement with SAP will be one-time in nature, including a site license by SAP of our LiveModel product and the licensing of the viewing and configuration technology. We may not be able to replace this revenue with other customer revenues after these revenues from the agreement with SAP are recognized. In addition, SAP may not continue their relationship with us. Termination of the SAP arrangement could have a material adverse effect on our financial results.

RISKS RELATING TO COMPETITION

        We believe that our ability to compete depends on factors both within and outside our control, including:

-    the timing and success of our newly developed products,

-    the timing and success of newly developed products by our competitors,

-    product performance and price,

-    distribution and customer support.

        We may not be able to compete successfully with respect to these factors.

        The market for our software products has been intensely competitive and characterized by rapid change and frequent introduction of new products. The important competitive factors in the industry are the following:

-    product sophistication, features and reliability,

-    product price and performance characteristics,

-    ease of understanding and operating the software,

-    integration with conventional computing environments and the internet.

        We may not be successful in the face of increasing competition from new products and enhancements introduced by existing competitors and by new companies entering the market.

        Our advantage continues to be our close relationship with the SAP development organization, and continued growth of this relationship is necessary to insure our success in the SAP R/3 market. This relationship is always at risk based upon our ability to perform the development work desired by SAP and the alternatives available to SAP.

        We are at risk for encroachment into the value provided by LiveModel:
SAP R/3 Edition by SAP's continued improvements to the ASAP Implementation Assistant. As new capabilities are added to this freely provided component of the SAP R/3 implementation toolset, the value of LiveModel may be jeopardized. We must continue to enhance LiveModel and/or introduce new products that build upon the ASAP Implementation Assistant to retain and grow our revenues.

        SAP also provides an environment that fosters competition to LiveModel through a published API to the models in their repository. Existing competitors such as IDS Scheer and Micrografix already have access to these APIs.

        The major competitor in the SAP business modeling marketplace is IDS Scheer with the ARIS product line which offers broad BPR capabilities.

        Other competitors are expected to enter this business modeling marketplace. In addition, SAP offers the ASAP Implementation Assistant with a subset of the capabilities of our products for version 3.1 and earlier of the R/3 system.

        LiveInterface competitors include data transformation and middleware vendors who have invested in technologies to access data within SAP R/3. Our strategy is to partner with these vendors and to develop follow-on product offerings that result in a more complete solution for the customer.

        TestDirector's primary competitors are Autotester Inc. and SAP. Both companies have test automation tools and test management tools for use in SAP R/3. Both have a close focus on SAP implementations. In additional, SAP's Computer Aided Testing Tool (CATT) is delivered free with the R/3 Developers Workbench. We intend to compete with these tools in several ways:

- emphasize integration with LiveModel as a key differentiator which supports process-based testing;

- emphasize the ability of TestDirector to address all of a customer's enterprise systems, not just SAP.

        The PowerModel business continues to decline primarily due to the declining market for internal application development and the focus for new application development is on Windows and Java applications. Since neither of these application delivery platforms is the primary development environment for PowerModel, PowerModel is susceptible to competition from many sources. The major market has been the existing customer base where the value of PowerModel facilities are appreciated, and the applications built with PowerModel continue to need support.

        Many of our current and prospective competitors have significantly greater financial, technical, manufacturing and sales and marketing resources. These companies, as well as other hardware and database software vendors can be expected to develop and market additional competitive products in the future. In addition, a variety of established companies are also building object-oriented products as extensions to their existing product lines. These events could have a material adverse effect on the company.

RISKS RELATING TO DEPENDENCE ON KEY PERSONNEL

        We are dependent upon a limited number of key management, technical and sales personnel, the loss of whom would be adverse to our business. In addition, in the future, we may need to replace existing key management, technical, or sales personnel in order to maintain or increase our business. Because of the complexity and breadth of our product line in certain technical areas, we may have only a single employee with appropriate expertise in a particular product line. The loss of any such employee can have the effect of slowing down or halting development with respect to a product until the Company is able to locate and hire another technical person with the requisite expertise.

        In addition, certain management, technical and support personnel are relatively new to the Company, and our success in the future will depend in part on successful assimilation of new personnel. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations. The ability to recruit, on a timely basis, appropriate personnel to staff the various development efforts will be a key factor in the success of those projects.

        If the Company cannot recruit the appropriate personnel and must hire outside consultants to perform this work, our margins may be reduced. We may not be successful in hiring or retaining qualified personnel. It is particularly difficult to hire personnel with SAP expertise. Loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on our business and results of operations. From time to time, we have experienced significant turnover in our sales force. We may not be able to reduce this periodic turnover in our sales force and, as a result, we may lose sales opportunities, market share or customers. These events could have a material adverse effect on the company.

RISKS RELATING TO DEPENDENCE ON LOWER MARGIN SERVICE REVENUES

        A significant amount of our revenues has been derived from contract and other services. The operating margins from revenues for such services are substantially lower than the operating margins from revenues for our software products. This disparity principally results from the low cost of materials, royalties, and other costs of our software products, as compared with the relatively high personnel costs (including the higher cost of using outside consultants) incurred in providing consulting services.

        In addition, as the proportion of contract and other service revenues increases, the overall margins will decrease accordingly. As a result of our reliance on contract and other revenues, our overall operating margins may be lower than those for software companies that do not derive such a significant percentage of revenues from contract and other services. In addition, our operating margins have in the past and may in the future vary significantly as a result of changes in the proportion of revenues attributable to products and services. These events could have a material adverse effect on the company.

RISKS RELATING TO PAST AND POTENTIAL FUTURE LOSSES

        Over the last five years, we have experienced aggregate consolidated net losses of over $14,656,000, including a net loss of $1,694,000 for the first quarter of fiscal 1999 and $698,000 for the year ended June 30, 1998 (including a one-time charge of $2,700,000 related to the purchase of in-process research and development related to the UPI technology acquisition) and a net loss of $1,884,000 for the year ended June 30, 1997. We may also have losses in future years. We may not be able to attain and maintain profitability.

        Our working capital at June 30, 1998 was $6,973,000 as compared to $6,838,000 at June 30, 1997. Management's financial plans for fiscal year 1999 anticipate sufficient revenues so as not to require additional capital resources. However, we may, from time to time, need to raise additional capital through debt or equity financing and such financing may not be available. If revenues for fiscal year 1999 do not meet management's expectations, and additional financings are not available, management has the ability and intent to reduce certain expenditures to lower our cost base, if required. As a result of these factors, we believe our cash and cash equivalents at June 30, 1998 and expected cash generated from operations will be sufficient to fund operations during fiscal 1999.

        To allow our Common Stock to remain listed for trading on the Nasdaq SmallCap Market, we are required to maintain a minimum capital and surplus. In the past, our capital and surplus have fallen below the Nasdaq minimum. This failure to maintain the minimum capital and surplus required us to exchange debt for preferred stock and to issue additional equity securities in 1996 and 1997. Significant additional losses could adversely affect our ability to maintain the required minimum capital and surplus in the future. Should our Common Stock be delisted from the Nasdaq SmallCap Market, the trading market for the Common Stock may be adversely affected.

RISKS RELATING TO POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

        Our quarterly revenues and operating results have in the past, and may in the future, vary significantly due to such factors as:

-    the length of sales cycles,

-    the timing of new product introductions,

-    changes in pricing policies by the Company and its competitors,

- market acceptance of new products, and enhanced versions of existing products, and

-    the information systems department budgets of its customers.

        Although a significant portion of our revenues in each quarter results from orders received in that quarter, the majority of our expense levels are fixed, based on expectations of future revenues. In addition, a substantial amount of our quarterly revenues have typically been recorded in the third month of the fiscal quarter with a concentration of such revenues in the last half of the month. The timing of the closing of large license agreements increases the risk of quarter to quarter fluctuations. As a result, if revenues are not realized as expected, our operating results will be materially adversely affected. Accordingly, it is likely that we would experience disproportionate declines in our operating results if revenues were to decline. In addition, it is possible that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event, the price of our Common Stock would likely be adversely affected.

RISKS RELATING TO CONCENTRATED PRODUCT LINE

        We currently derive substantially all of our revenue from LiveModel: SAP R/3 Edition and LiveInterface and related products and services and expect this concentration to continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, LiveModel and LiveInterface and related products and services would have a material adverse effect on our business and results of operations. Our future financial performance will depend significantly on the successful development and customer acceptance of new and enhanced versions of products.

RISKS RELATING TO CUSTOMER CONCENTRATION

        For fiscal 1998, revenues from the sale of products and services to SAP accounted for 19% of total revenue. The level of revenues received from this customer may not continue in future periods. In addition, certain customers may account for a significant portion of net revenues in a particular quarter, which may lead to significant variations in quarterly results.

RISKS RELATING TO NEED FOR CHANNEL PARTNERS

        In order to reach higher levels of revenue and sustainable growth, we may need channel partners for the sale, distribution and co-marketing of our products. Such partners may include:

-    SAP,

-    consulting firms,

-    systems integrators,

- traditional software distributors or hardware or software companies with established distribution channels.

        We have an agreement with some global SAP Implementation Partners to promote or to utilize our LiveModel: SAP R/3 Edition. These channel partners are instrumental in gaining acceptance of our modeling tools both for their consulting methodology as well as by their customers for continuing operating requirements. We anticipate that a significant portion of fiscal year 1999 revenues will be generated through these arrangements and other similar arrangements or agreements with consulting firms and hardware companies.

        We also plan to sell our LiveModel: SAP R/3 Edition through the SAP sales force. We may not be able to achieve significant sales through our global implementation partners or SAP. Also, we may not be successful in establishing additional channel partner arrangements, and even if such relationships are established, they may not prove to be commercially successful. In addition, our partners may utilize their relative size or financial strength to our disadvantage. These events could have a material adverse effect on the company.

RISKS RELATING TO MANAGING A CHANGING BUSINESS

        Since its inception, we have experienced changes in our operations which have placed significant demands on our administrative, operational and financial resources. Our future performance will depend in part on our ability to manage change, both in our domestic and international operations, and to adapt our operational and financial control systems as necessary to respond to changes in our business. The failure of our management to effectively respond to and manage changing business conditions could have a material adverse effect on our business and results of operations.

INTERNATIONAL OPERATIONS RISKS

        Approximately 28% of our net revenues for the fiscal year ended June 30, 1998 and 36% of our net revenues for the fiscal year ended June 30, 1997 were attributable to international sales. Most international revenues to date have been derived from license revenues. We currently offer local language versions of our products. Although we intend to offer additional localized product releases in the future, such releases may not be successfully developed or, if developed, they may not achieve market acceptance.

        We face certain risks as a result of international sales. Our results could be affected adversely by short-term fluctuations in currency exchange rates. Additionally, our international operations may be affected by changes in demand resulting from long-term changes in interest and currency exchange rates. We are also subject to other risks associated with international operations, including:

- tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, which may on occasion be delayed or difficult to obtain,

-    unexpected changes in regulatory requirements,

-    longer accounts receivable payment cycles,

-    difficulties in managing international operations,

-    potentially adverse tax consequences,

-    economic and political instability,

-    restrictions on repatriation of earnings,

-    the burdens of complying with a wide variety of foreign laws, and

- patterns of customers' staff vacations, especially in Europe, that may reduce our earnings in the first fiscal quarter.

        In addition, the laws of certain countries do not protect our products and intellectual property rights to the same extent as do the laws of the United States. Such factors may have an adverse effect on our future international sales and, consequently, on our business and results of operations. With the exception of limited patent protection in Canada, we have no patents protecting our products in foreign markets.

RISKS RELATING TO PROPRIETARY INFORMATION

        We regard our software as proprietary and attempt to protect it by relying upon copyrights, trade secret and patent laws and contractual nondisclosure safeguards as well as restrictions on transferability that are incorporated into our software license agreements. We license our software products to customers rather than transferring title. In spite of these precautions, it may be possible for competitors or users to copy aspects of our products or to obtain information which we regard as trade secrets without authorization, or to develop similar technology independently.

        In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. We license LiveInterface in a machine-independent form for users to install into their SAP R/3 systems. This practice increases the possibility of misappropriation or other misuse of our products. We have not required end-users of Kappa-PC (a PowerModel product) and
LiveModel: SAP R/3 Edition (and derivative editions), LiveAnalyst and LiveInterface to sign license agreements. Instead, the license agreement for these products is included in the product packaging, and the packaging explains that by opening the seal the user is agreeing to the terms of the license agreement. It is uncertain whether "Shrink-wrap" license agreements of this type are legally enforceable.

        Our first three patents, relating primarily to knowledge-based technology, were issued between June 1987 and May 1990. Our fourth patent with respect to certain technologies integrated in its PowerModel product was issued in May 1994. We filed an additional patent application in June 1994 relating to our object Management Workbench LiveModel product. However, further patents may not be issued with respect to our products, and existing patent and copyright laws afford us only limited practical protection. Although we believe that our products and technology do not infringe on any existing proprietary rights of others, there exist several patents with claims that might extend to our products, which, together with the growing use of patents to protect software, has increased the risk that third parties may assert infringement claims against us in the future. Any such claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to us or at all. We do not have insurance to cover the risk of infringement claims.

        In view of the rapid rate of technological change in the areas in which we do business and the uncertainty of the scope of the protection afforded by copyright and patent laws, we do not believe that copyrights or patents will be of major competitive advantage to us. Rather, we believe that we must rely primarily on the technical competence and creative ability of our personnel to improve and update our software products and create additional products in order to be successful.

RISKS RELATING TO STOCK PRICE

        The trading price of our Common Stock is subject to wide fluctuations in response to:

-    variations in our actual or anticipated quarterly operating results,

- announcements of our new products or technological innovations or those of our competitors, and

-    general conditions in the industry.

        In addition, stock markets for securities of high technology companies have experienced extreme price and volume trading volatility in recent years. This volatility may have a substantial effect on the market prices of securities of many high-technology companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

        In March 1997, we issued Series B Preferred Stock that may, at the option of the Company, be exchanged for convertible promissory notes (the "Notes"). The dividends on Series B Preferred Stock, or the interest on the Notes may be and are expected to be payable in Common Stock instead of cash for one year. The Series B Preferred Stock or the Notes are convertible into Common Stock at the election of the holders. We are registering for resale the shares of Common Stock issuable with respect to the Series B Preferred Stock or the Notes, as well as the Common Stock expected to be issued in payment of dividends or interest. If all the shares reserved for these purposes were issued, it would significantly increase the number of shares outstanding. Sales or issuance of substantial amounts of our Common Stock by the holders of the Series B Preferred Stock or others in the future could adversely affect the market price of the our Common Stock.

        Substantially all of the outstanding shares of our Common Stock are eligible for sale in the public market. In addition, the holders of stock options could exercise their option and sell the vested shares in the public market.

RISKS RELATING TO YEAR 2000 ISSUE

        We have conducted a comprehensive review of our information and non-information technology systems to identify the systems that could be affected by the year 2000 Issue. The year 2000 issue is the result of computer programs being written using two digits rather than four to define applicable year. Any of our programs that have time-sensitive software or micro controllers may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

        Based on our assessment to date, all of our newly introduced products and services are year 2000 compliant, although some of the Company's customers are running older versions that are not year 2000 compliant. We have been encouraging customers to migrate to current product versions. In addition, we face risks to the extent that suppliers of products, services and systems purchased by us and others with whom we transact business on a worldwide basis do not have business systems or products that comply with the year 2000 requirements. To the extent that we are not able to test technology provided by third party hardware or software vendors, we are in the process of obtaining assurances from such vendors that their systems are year 2000 compliant. This assurance process has not yet been completed. In the event any such third parties cannot in a timely manner provide us with products, services or systems that meet the year 2000 requirements, our operating results could be materially adversely affected. Although, we believe that the cost of year 2000 modifications for both internal use software and systems or our products are not material, various factors relating to the year 2000 compliance issues, including litigation, may have a material adverse effect on our business.

        Additionally, we are in the process of evaluating the need for contingency plans with respect to year 2000 requirements. The necessity of any contingency plan must be evaluated on a case by case basis and will vary considerably in nature depending on the year 2000 issue we may need to address. Our expectations as to the extent and timeliness of modifications required in order to achieve Year 2000 compliance is a forward-looking statement subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including, among others, those described in this paragraph and the paragraph below. We may not be able to successfully modify on a timely basis such products, services and systems to comply with year 2000 requirements. Such failure could have a material adverse effect on our operating results.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholders as of September 30, 1998 and as adjusted to reflect the sale by Selling Stockholders of shares offered by this Prospectus.


                                      Common Stock                            Common Stock
                                   Beneficially Owned                       Beneficially Owned
                                  Prior to Offering(1)                      After Offering (1)
                                -----------------------                     -------------------
                                                           Common Stock
           Holder                 Number       Percent      to be Sold       Number    Percent
---------------------------     ---------      --------   --------------    --------   --------
ICS Deloitte Management LLC     1,000,000         6.57%     1,000,000           0         --

                              PLAN OF DISTRIBUTION

        All or a portion of the Shares of Common Stock offered hereby by the Selling Stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market at prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices and/or may also be used to cover any short positions previously established. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of the company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the company's common stock by the selling security holders.

        Each Selling Stockholder will pay all commissions, transfer taxes, and other expenses associated with the sale of securities such Selling Stockholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                  LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for the Company by Heller, Ehrman, White & McAuliffe, Palo Alto, California, counsel to the Company in connection with the offering.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended June 30, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
   Registration Fee............................................     $   356
Legal fees and expenses........................................     $ 5,000
Accounting fees and expenses...................................     $ 5,000
Nasdaq Listing Fee.............................................     $    --
Miscellaneous .................................................     $   644
        TOTAL:  ...............................................     $11,000
                                                                     ======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. Section A of Article Ninth of the registrant's Certificate of Incorporation provides:

        1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        2. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ITEM 16.  EXHIBITS

 Exhibit                                   Description
 -------                                   -----------
   5             Opinion of Heller, Ehrman, White & McAuliffe

  10 Asset Purchase Agreement made and entered into between Registrant and ICS Deloitte Management LLC dated as of January
                 23, 1998*

  23.1           Consent of Heller, Ehrman, White & McAuliffe (filed as part of
                 Exhibit 5)

  23.2           Consent of Ernst & Young LLP, Independent Auditors

----------

* Incorporated by reference from Exhibit 2.1 to Registrant's Current Report on Form 8-K filed with SEC on February 2, 1998.

ITEM 17.  UNDERTAKINGS

        A.     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement,

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 17th day of December, 1998.

                                       INTELLICORP, INC.


                                       By: /s/ Kenneth H. Haas
                                           Kenneth H. Haas
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth H. Haas and Kenneth A. Czaja, or either of them, as her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                 Director and President              December 17, 1998
-----------------------------    (Principal Executive Officer)
Kenneth H. Haas
                                 Chief Financial Officer and         December 17, 1998
-----------------------------    Secretary (Principal Financial
Kenneth A. Czaja                 and Accounting Officer)

                                 Director                            December 17, 1998
-----------------------------
Katharine C. Branscomb

                                 Director                            December 17, 1998
-----------------------------
Joseph A. Graziano

                                 Director                            December 17, 1998
-----------------------------
Norman J. Wechsler

                                 Director                            December 17, 1998
-----------------------------
Arthur W. Berry

                                INTELLICORP, INC.

                                Index to Exhibits


                                                                                    Sequentially Numbered
   Exhibit                          Description                                              Pages
 -----------    ----------------------------------------------------------------   ------------------------
      5         Opinion of Heller, Ehrman, White & McAuliffe

     10 Asset Purchase Agreement made and entered into between Registrant and ICS Deloitte Management LLC dated as of January
                23, 1998*

     23.1       Consent of Heller, Ehrman, White & McAuliffe (filed as part of
                Exhibit 5)

     23.2       Consent of Ernst & Young LLP, Independent Auditors


----------
* Incorporated by reference from Exhibit 2.1 to Registrant's Current Report on Form 8-K filed with SEC on February 2, 1998.